Ex. 31.i

       1.  CORPORATE NAME:  Z Trim Holdings, Inc.

       2.  MANNER OF ADOPTION OF AMENDMENT

       The following amendment of the Articles of Incorporation was adopted on June 17, 2009 in the manner indicated below:

(  )  By a majority of the incorporators, provided no directors were named in the articles of incorporation and no directors have been elected;

(  )  By  a majority of the board of directors, in accordance with Section 10.10, the corporation having issued no shares as of the time of adoption of this amendment;

 (X)  By a majority of the board of directors, in accordance with Section 10.15, shares having been issued but shareholder action not being required for the adoption of the amendment;

(  )  By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. At a meeting of shareholders, not less than the minimum number of votes required by statute and by the articles of incorporation were voted in favor of the amendment;

(  )  By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by shareholders having not less than the minimum number of votes required by statute and by the articles of incorporation. Shareholders who have not consented in writing have been given notice in accordance with Section 7.10;

(  )  By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by all the shareholders entitled to vote on this amendment

    3(a) List an provisions of the restated articles of incorporation that amend the existing articles of incorporation:   None

    3(b)          Text of the Restated Articles of incorporation:

             Please see attached

    4.The manner, if not set forth in Article 3b, in which any exchange, reclassification or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, provided for or effected by this amendment, is as follows: (if not applicable, insert "No change.")

No change

       (a) The manner, if not set forth in Article 3b, in which said amendment effects a change in the amount of paid-in capital (Paid-in capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts) is as follows: (If not applicable, insert “No change")

No change

       (b) The amount of paid-,in capital (Paid-la Capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts) as changed by this amendment is as follows: (If not applicable, insert "No change”) (Note 7)

                     Before Amendment    After Amendment

Paid-in Capital   $ No Change      $ No Change

The undersigned corporation has caused these articles to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true:

Dated: June 17, 2009       Z Trim Holdings, Inc.

              Brian Chaiken CFO/Secretary to Board

7.	If amendment is authorized pursuant to Section 10.10 by the incorporators, the incorporators must sign below, and type or print name and title.
OR

If amendment is authorized by the directors pursuant to Section 10.10 and there are no officers, then a majority of the directors or such directors as may be designated by the board, must sign below, and type or print name and title.

RESTATEMENT OF ARTICLES OF INCORPORATION

RESTATED ARTICLE 1
CORPORATE NAME
(i)The name of the corporation is:   Z Trim Holdings, Inc.

(2) The corporation was incorporated in the State of Illinois on May 5, 1994 under the name Circle Group Entertainment Ltd. On July 8, 1997, the corporation filed Articles of Amendment with the Secretary of State of the State of Illinois changing the name of the corporation to Circle Group Internet Inc. On January 10, 2003, the corporation filed Articles of Amendment with the Secretary of State of the State of Illinois changing the name of the corporation to Circle Group Holdings, Inc. On June 21, 2006, the corporation filed Articles of Amendment with the Secretary of State of the State of Illinois changing the name of the corporation to Z Trim Holdings, Inc.

                                                RESTATED ARTICLE 2
           REGISTERED OFFICE AND AGENT FOR SERVICE

The address of its registered office in the State of Illinois is 1011 Campus Drive, Mundelein, Illinois 60060, County of Lake, and the name of its Registered Agent at said address is Alan G. Orlowsky.

                          RESTATED ARTICLE 3
                                        CORPORATE PURPOSES

The purpose or purposes for which the corporation is organized are: Any lawful purpose allowed under the Business Corporation Act of the State of Illinois.

                         RESTATED ARTICLE 4
                                  AUTHORIZED SHARES, ISSUED SHARES AND CONSIDERATION RECEIVED

Capital Stock

A.
The total number of shares of all classes of stock which the corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000), consisting of Two Hundred Million (200,000,000) shares of common stock, $0.00005 par value per share (the "Common Stock") and Ten Million (10,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). As of the date hereof, the corporation has 2,597,879 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. The paid-in capital of the corporation is $33,354,000.00.

B. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Paragraph 4, to provide for the issuance, from time to time, of the shares of Preferred Stock hi one or more series, and by filing a certificate pursuant to the applicable law of the State of Illinois, to establish, from time to time, the number of shares to be included in a series, and to fix the designations, powers, preferences and rights of the shares of such series, which may be different from the designation, powers, preferences and rights of the shares of any other series, and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to such series shall include, but shall not be limited to, determination of the following:

     (i)            The number of shares constituting such series and the distinctive designation of such series;

(ii):            The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iii) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

 (v)            Whether or not the shares of such series shall be redeemable; and, if so, the term and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights Of priority, Warty, of payment of shares of such series; and

(viii) Any other relative rights, preferences and limitations of such series.